EXHIBIT 10.4

                             SECURED PROMISSORY NOTE


$330,000.00                                                  December 12, 2000
                                                            Irvine, California

         For value received, the undersigned, AMERICAN INFLATABLES, INC., a Delaware corporation ("Maker"), promises to pay to UNIVERSAL CONSULTANTS, INC., a Nevada corporation ("Payee"), the principal sum of Three Hundred Thirty Thousand Dollars ($330,000.00), with interest rate and terms as follows:

         1. MATURITY DATE. This Note shall mature on the date which is ninety
(90) days from the date set forth above (the "Maturity Date"). All outstanding principal and interest on this Note shall be due and payable on the Maturity Date.

         2. INTEREST. The rate of interest on the outstanding principal balance of this Note shall be ten per cent (10%) per annum or portion thereof, commencing as of the date of this Note.

         3. PAYMENTS. Maker shall make the payment due hereunder, as and when due, to Payee at such address as Payee may, from time to time, designate in writing. All payments made by Maker hereunder shall be applied first to accrued but unpaid interest, and the remainder to principal. All payments shall be made in lawful money of the United States of America.

         4. ATTORNEYS' FEES. If any action at law is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys' fees.

         5. PREPAYMENT. This Note may be prepaid in whole or in part without penalty at any time prior to the maturity thereof. Any prepayments shall be credited first against accrued but unpaid interest on the outstanding principal, and thereafter against outstanding principal.

         6. SECURITY. Payment of this Note is secured by the provisions of that certain Security Agreement of even date herewith and by and between Maker and Payee. In amplification thereof, as total security for the payment and performance of its obligations to Payee under this Note, it is the intent of Maker to pledge and to grant to Payee, and to collateralize and create a security interest in the "Collateral" (as defined in the Security Agreement) to fully extinguish any and all debts, obligations and liabilities of Maker arising out of this Note.

         7. INTERPRETATION. Neither Maker nor Payee, nor their respective legal counsel, agents, brokers or representatives, shall be deemed to be the author or drafter of this Note for the purposes of construing its provisions.




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         8. FURTHER ASSURANCES. Each of the parties hereto agrees to execute and deliver such other and further documents and instruments and to perform such other acts as may reasonably be necessary or appropriate to effectuate the terms of this Note.

         9. WAIVER. Any forbearance, failure or delay by Payee in exercising any right, power or remedy hereunder or under this Note shall not preclude the further exercise thereof, and every right, power or remedy of Payee shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Payee. Maker waives any right to require Payee to proceed against any person or to exhaust any collateral or to pursue any remedy in Payee's power.

"Maker"


AMERICAN INFLATABLES, INC., a
Delaware corporation

   /s/ Gregg R. Mullholland
   --------------------------
   Gregg R. Mulholland
   President






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